FOR IMMEDIATE RELEASE

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Relations Contact: Edwin Boon (763) 551-6804 investorrelations@selectcomfort.com

SELECT COMFORT CORPORATION TO HOST INVESTOR DAY

MINNEAPOLIS – (May 2, 2012) – As previously announced, Select Comfort Corporation (NASDAQ: SCSS) will host an Investor Day in Chicago May 8, 2012. The Investor Day presentation, which also will be webcast, will begin at approximately 11:15 a.m. EDT that day. To access the webcast, please visit the investor relations area of the Sleep Number website at http://www.sleepnumber.com/eng/aboutus/InvestorRelations.cfm.

During the presentation, Shelly Ibach, chief operating officer and incoming president and chief executive officer; Kathy Roedel, chief technology and services officer; and Wendy Schoppert, chief financial officer, will provide more information about the company’s long-term growth opportunities. In addition, the company will file the presentation in a Form 8-K filing with the Securities and Exchange Commission.

About Select Comfort Corporation
Select Comfort Corporation is leading the industry in setting a new standard in sleep by offering consumers high-quality, innovative and individualized sleep solutions, which include a complete line of SLEEP NUMBER® beds and bedding. The company is the exclusive manufacturer, retailer and servicer of the revolutionary Sleep Number bed, which allows individuals to adjust the firmness and support of each side at the touch of a button. The company offers further personalization through its solutions-focused line of Sleep Number pillows, sheets and other bedding products. And as the only national specialty-mattress retailer, consumers can take advantage of an enhanced mattress-buying experience at one of the approximately 380 Sleep Number stores across the country, online at sleepnumber.com or via phone at (800) Sleep Number or (800) 753-3768.

# # #